Exhibit 99.1

Boot Barn Holdings, Inc. Announces Third Quarter Fiscal Year 2018 Financial Results; Updates Fiscal Year 2018 Outlook

IRVINE, Calif.--(BUSINESS WIRE)--January 31, 2018--Boot Barn Holdings, Inc. (NYSE:BOOT) today announced its financial results for the third fiscal quarter ended December 30, 2017.

Highlights for the quarter ended December 30, 2017, were as follows:

  Net sales increased 12.7% to $224.7 million.
  Same store sales increased 5.2%, with stores outperforming e-commerce sales.
  Net income per diluted share was $0.73 based on 27.6 million weighted average diluted shares outstanding. Excluding the impact of the change in federal tax law, net income per diluted share was $0.46 compared to guidance of $0.40 to $0.43, which was based on 27.2 million weighted average diluted shares outstanding.
  The Company opened four new stores during the quarter.

Jim Conroy, Chief Executive Officer, commented, “We experienced solid sales growth during the third quarter and through January driven by the combination of a healthier consumer environment and solid execution across the company. Our retail stores led our growth with improvements in our marketing, merchandising, and in-store initiatives. I am very pleased with our holiday performance as we drove sales growth without relying on outsized sales promotion, resulting in an increase to merchandise margin. At the same time, we continue to build out our multi-brand e-commerce strategy, having advanced some important capital projects in our fulfillment center. While these investments resulted in some temporary disruption to e-commerce revenue and unanticipated labor and freight costs during the peak holiday season, I believe we are well positioned to build our market share on this platform going forward. I am pleased with the current tone of business and believe we can continue to further expand our market share as we reaccelerate new store openings and capitalize on our advanced omni-channel capabilities.”

Operating Results for the Third Quarter Ended December 30, 2017

  Net sales increased 12.7% to $224.7 million from $199.4 million in the prior-year period. Net sales increased due to an increase of 5.2% in same store sales, the sales contribution from seven new stores opened over the past twelve months and the four stores acquired from Wood’s Boots, and sales from the Country Outfitter site that was acquired in February 2017.
  Gross profit was $71.9 million, or 32.0% of net sales, compared to $63.4 million, or 31.8% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. As a percentage of net sales, consolidated gross profit increased primarily as a result of a 10 basis point increase in merchandise margin rate and a 10 basis point decrease in buying and occupancy costs. The higher merchandise margin rate was driven by more full-price selling, less clearance and increased exclusive brand penetration, partially offset by higher freight due to the temporary challenges in our e-commerce fulfillment center. The improvement in buying and occupancy costs as a percentage of sales resulted from leveraging fixed occupancy costs on increased sales, partially offset by increased labor costs in the Company’s fulfillment center to meet holiday e-commerce demand.

  Selling, general and administrative expense was $47.5 million, or 21.2% of net sales, compared to $42.5 million, or 21.3% of net sales, in the prior-year period. Selling, general and administrative expenses increased primarily as a result of increased sales and additional costs for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased as a result of expense leverage on higher sales. A net pre-tax gain from insurance and other settlements related primarily to losses suffered in the second quarter from Hurricane Harvey was offset by incentive compensation expense in the third quarter.
  Income from operations increased 16.9%, to $24.4 million, or 10.9% of net sales, compared to $20.9 million, or 10.5% of net sales, in the prior-year period.
  The Company opened four new stores, ending the quarter with 226 stores in 31 states.
  Net income was $20.1 million, or $0.73 per diluted share. Excluding the impact of the change in federal tax law that generated approximately $0.24 per share of tax benefit from the revaluation of deferred tax liabilities and $0.03 of tax benefit from a lower effective tax rate, net income per diluted share was $0.46, compared to $0.39 per diluted share, in the prior-year period.

Operating Results for the Nine Months Ended December 30, 2017

  Net sales increased 8.6% to $507.2 million from $466.8 million in the prior-year period. Net sales increased due to the sales contribution from seven new stores opened over the past twelve months and the four stores acquired from Wood’s Boots, a 3.1% increase in same store sales, and sales from the Country Outfitter site that was acquired in February 2017.
  Gross profit was $155.0 million, or 30.6% of net sales, compared to $140.6 million, or 30.1% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. As a percentage of sales, consolidated gross profit increased as a result of a 40 basis point increase in merchandise margin rate and 10 basis points of occupancy leverage.
  Selling, general and administrative expense was $120.0 million, or 23.7% of net sales, compared to $110.8 million, or 23.7% of net sales, in the prior-year period. Selling, general and administrative expenses increased as a result of additional costs associated with the opening of new and acquired stores over the last twelve months and incremental operational costs associated with the growth in the business.
  Income from operations increased 17.5%, to $35.0 million, or 6.9% of net sales, compared to $29.8 million, or 6.4% of net sales, in the prior-year period.
  The Company opened five new stores, acquired four stores from Wood’s Boots and closed two Boot Barn stores, ending the period with 226 stores in 31 states.

  Net income was $22.0 million, or $0.81 per diluted share. Excluding the impact of the change in federal tax law, net income per diluted share was $0.54, compared to $0.43 per diluted share, in the prior-year period.

Balance Sheet Highlights as of December 30, 2017

  Cash of $19.1 million.
  Average inventory per store was flat on a comp store basis compared to December 24, 2016.
  Total net debt of $182.9 million, including a zero balance under the revolving credit facility.

Fiscal Year 2018 Outlook

For the fiscal fourth quarter ending March 31, 2018 the Company expects:

  Same store sales growth of 4.0% to 5.0%.
  Income from operations between $8.3 million and $8.6 million, which includes an estimated $0.3 million of secondary offering costs.
  Net income of $4.2 million to $4.5 million, which is based on a blended tax rate of 5.8% for the quarter. The Company’s effective tax rate of 36.2% is expected to be further reduced by an estimated tax benefit of $1.4 million, or $0.05 per share, related to stock option exercises made primarily in conjunction with the secondary offering that closed on January 22, 2018. Net income also includes the estimated pre-tax secondary offering costs of $0.3 million, or approximately $0.01 per share.
  Net income per diluted share of $0.15 to $0.16 based on 28.4 million weighted average diluted shares outstanding.

For the fiscal year ending March 31, 2018, the Company now expects:

  To open 10 new stores, including the acquisition of the four Wood’s Boots stores.
  Income from operations between $43.2 million and $43.5 million, which includes an estimated $0.3 million of secondary offering costs.
  Net income between $26.2 million and $26.5 million, which includes a $6.8 million tax benefit from the revaluation of deferred tax liabilities and an updated annual tax rate pursuant to tax reform.
  Net income per diluted share of $0.95 to $0.96 based on 27.7 million weighted average diluted shares outstanding compared to the Company’s November 2, 2017 outlook of $0.57 to $0.61 which assumed 27.2 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the third quarter of fiscal year 2018 is scheduled for today, January 31, 2018, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (800) 263-0877. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until February 28, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 3460704. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 226 stores in 31 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer. Sheplers has been part of the western, outdoor, and work lifestyle for over 100 years. Beginning in February 2017, the Company has operated www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Non-GAAP Financial Measures

The Company presents adjusted income from operations, adjusted net income, adjusted net income per diluted share and adjusted EBITDA to help the Company describe its operating and financial performance. These financial measures are non-GAAP financial measures and should not be construed in isolation or as an alternative to actual income from operations, actual net income, and actual earnings per diluted share and other income or cash flow statement data (as presented in the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, or GAAP), or as a better indicator of operating performance or as a measure of liquidity. These non-GAAP financial measures, as defined by the Company, may not be comparable to similar non-GAAP financial measures presented by other companies. The Company’s management believes that these non-GAAP financial measures provide investors with transparency and help illustrate financial results by excluding items that may not be indicative of, or are unrelated to, the Company’s core operating results, thereby providing a better baseline for analyzing trends in the underlying business. See the table at the end of this press release for a reconciliation of adjusted income from operations to income from operations, adjusted net income to net income, and adjusted net income per diluted share to net income per diluted share. Additionally, see the table at the end of this press release for a reconciliation of adjusted EBITDA, as well as Consolidated EBITDA as defined in the Company’s loan agreements, to net income.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences and the Company’s ability to effectively execute on its growth strategy; the failure to maintain and enhance its strong brand image; inability to compete effectively; failure to maintain good relationships with its key suppliers; and inability to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	December 30,	April 1,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$19,126	$	8,035
Accounts receivable, net	6,388		4,354
Inventories	207,538		189,096
Prepaid expenses and other current assets	12,277		22,818
Total current assets	245,329		224,303
Property and equipment, net	88,043		82,711
Goodwill	193,095		193,095
Intangible assets, net	63,612		64,511
Other assets	1,144		961
Total assets	$591,223	$	565,581
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$—	$	33,274
Accounts payable	117,513		77,482
Accrued expenses and other current liabilities	50,456		35,983
Current portion of notes payable, net	—		1,062
Total current liabilities	167,969		147,801
Deferred taxes	10,102		20,961
Long-term portion of notes payable, net	182,939		191,517
Capital lease obligation	7,440		7,825
Other liabilities	18,440		17,568
Total liabilities	386,890		385,672

Stockholders’ equity:
Common stock, $0.0001 par value; December 30, 2017 - 100,000 shares authorized, 26,753 shares issued; April 1, 2017 - 100,000 shares authorized, 26,575 shares issued	3		3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—		—
Additional paid-in capital	144,687		142,184
Retained earnings	59,815		37,791
Less: Common stock held in treasury, at cost, 30 and 14 shares at December 30, 2017 and April 1, 2017, respectively	(172)		(69)
Total stockholders’ equity	204,333		179,909
Total liabilities and stockholders’ equity	$591,223	$	565,581

Boot Barn Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	December 30,	December 24,	December 30,	December 24,
	2017	2016	2017	2016
Net sales	$224,732	$199,431	$507,183	$466,813
Cost of goods sold	152,795	136,068	352,164	326,255
Gross profit	71,937	63,363	155,019	140,558
Selling, general and administrative expenses	47,542	42,500	120,046	110,803
Income from operations	24,395	20,863	34,973	29,755
Interest expense, net	3,821	3,637	11,268	10,848
Income before income taxes	20,574	17,226	23,705	18,907
Income tax expense	425	6,719	1,681	7,298
Net income	$20,149	$10,507	$22,024	$11,609

Earnings per share:
Basic shares	$0.76	$0.40	$0.83	$0.44
Diluted shares	$0.73	$0.39	$0.81	$0.43
Weighted average shares outstanding:
Basic shares	26,674	26,495	26,614	26,432
Diluted shares	27,596	27,165	27,146	26,891

Boot Barn Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	December 30,	December 24,
	2017	2016
Cash flows from operating activities
Net income	$22,024	$11,609
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,619	10,688
Stock-based compensation	1,850	2,260
Excess tax benefit	—	(7)
Amortization of intangible assets	899	1,615
Amortization and write-off of debt issuance fees and debt discount	895	843
Loss on disposal of property and equipment	73	163
Hurricane-related asset write-off	2,525	—
Insurance recovery receivable	(168)	—
Accretion of above market leases	(1)	(33)
Deferred taxes	(1,069)	3,256
Changes in operating assets and liabilities:
Accounts receivable, net	(1,866)	(2,422)
Inventories	(17,912)	(3,697)
Inventories from purchase of Wood's Boots	(2,752)	—
Prepaid expenses and other current assets	736	2,256
Other assets	(183)	1,150
Accounts payable	40,683	23,513
Accrued expenses and other current liabilities	14,416	12,762
Other liabilities	873	4,207
Net cash provided by operating activities	$72,642	$68,163
Cash flows from investing activities
Purchases of property and equipment	$(18,676)	$(17,698)
Hurricane-related insurance recoveries for property and equipment	697	—
Net cash used in investing activities	$(17,979)	$(17,698)
Cash flows from financing activities
Payments on line of credit - net	$(33,274)	$(25,795)
Repayments on debt and capital lease obligations	(10,328)	(1,788)
Debt issuance fees paid	(520)	—
Tax withholding payments for net share settlement	(103)	(55)
Excess tax benefit from stock options	—	7
Proceeds from the exercise of stock options	653	1,180
Net cash used in financing activities	$(43,572)	$(26,451)

Net increase in cash and cash equivalents	11,091	24,014
Cash and cash equivalents, beginning of period	8,035	7,195
Cash and cash equivalents, end of period	$19,126	$31,209

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$470	$1,389
Cash paid for interest	$10,192	$10,014
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$1,249	$1,422

Boot Barn Holdings, Inc.
Store Count

	Fiscal Year Ended	Fiscal Year Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 28,	March 26,	June 25,	September 24,	December 24,	April 1,	July 1,	September 30,	December 30,
	2015	2016	2016	2016	2016	2017	2017	2017	2017
Store Count (BOP)	152	169	208	210	212	219	219	220	222
Opened/Acquired	18	47	2	2	6	2	1	4	4
Relocated	—	—	—	—	1	(1)	—	—	—
Closed Boot Barn Stores	(1)	(2)	—	—	—	(1)	—	(2)	—
Closed Sheplers Stores	—	(6)	—	—	—	—	—	—	—
Store Count (EOP)	169	208	210	212	219	219	220	222	226

Adjusted EBITDA Reconciliation
(Unaudited)

	Thirteen Weeks Ended	Thirteen Weeks Ended		Fourteen Weeks Ended	Thirteen Weeks Ended
	December 30, 2017	September 30, 2017	July 1, 2017	April 1, 2017	December 24, 2016
Boot Barn's Net income	$20,149	$1,098	$777	$2,588	$10,507
Income tax expense	425	751	506	1,624	6,719
Interest expense, net	3,821	3,789	3,658	3,851	3,637
Depreciation and intangible asset amortization	4,263	4,142	4,113	4,407	4,207
Boot Barn's EBITDA	$28,658	$9,780	$9,054	$12,470	$25,070

Non-cash stock-based compensation (a)	$597	$678	$575	$763	$754
Non-cash accrual for future award redemptions (b)	47	(162)	5	(489)	399
Loss/(gain) on disposal of assets (c)	12	47	14	204	(22)
Store impairment charge (d)	-	-	-	1,164	-
Boot Barn's Adjusted EBITDA	$29,314	$10,343	$9,648	$14,112	$26,201

Additional adjustments (e)	862	418	628	156	778
Consolidated EBITDA per Loan Agreements	$30,176	$10,761	$10,276	$14,268	$26,979
________________________________________________________
(a)	Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(b)	Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(c)	Represents loss/(gain) on disposal of assets from store closures.
(d)	Represents the store impairment charge recorded at three stores in the fourteen weeks ended April 1, 2017 in order to reduce the carrying amount of the assets to their estimated fair values.
(e)

Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

CONTACT:
Investor:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com